EXHIBIT 5.1

[Jones, Walker letterhead]

Carl C. Hanemann
Direct Dial 504-582-8156
Direct Fax 504-589-8156
chanemann@joneswalker.com

April 20, 2005

Akorn, Inc.
2500 Millbrook Drive
Buffalo Grove, IL 60089

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

      We have served as special Louisiana counsel to Akorn, Inc., a Louisiana corporation (the “Company”), in connection with the issuance of the opinion set forth below with respect to 5,000,000 shares of the common stock of the Company, no par value per share (the “Shares”), issuable pursuant to the terms of the Amended and Restated Akorn, Inc. 2003 Stock Option Plan (the “Plan”). We understand that the Shares are being registered pursuant to a registration statement on Form S-8 (the “Registration Statement”) that is being filed by the Company with the Securities and Exchange Commission (the “SEC”) on the date hereof.

      In connection with rendering this opinion, we have examined and relied upon (i) the Restated Articles of Incorporation of the Company, dated September 16, 2004, as currently on file with the SEC, (ii) the Amended and Restated By-laws of the Company, as currently on file with the SEC and (iii) the Officer’s Certificate, dated the date hereof, addressed to us (the “Certificate”).

      In our examination, and for all purposes of this opinion, we have assumed without independent investigation (i) the genuineness of all signatures and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; (ii) compliance with the terms of the Plan by the Company and by the Administrator (as defined in the Plan) and each Participant (as defined in the Plan); and (iii) the truth and correctness of the matters set forth in the Certificate.

      Based upon the foregoing and subject to the following qualifications and comments, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

Akorn, Inc.
April 20, 2005

      The foregoing opinion is limited to the Louisiana Business Corporation Law and the federal laws of the United States of America, as currently in effect. We assume no obligation to revise or supplement this opinion should such currently applicable laws be changed by legislative action, judicial decision or otherwise.

      This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the general rules and regulations of the SEC.

JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE, L.L.P.

By:	/s/ Carl C. Hanemann
Carl C. Hanemann
Partner